Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230398 on Form S-8 of our report dated March 16, 2020, relating to the consolidated financial statements and financial statement schedule of Horizon Global Corporation appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.
/s/ Deloitte & Touche LLP
Detroit, Michigan
March 16, 2020